EXHIBIT 2

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital during the past sixty days.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
12/31/2024	Buy	22,741	12.80
1/2/2025	Buy	14,562	12.86
1/6/2025	Buy	17,241	13.21
1/7/2025	Buy	35,556	13.14
1/8/2025	Buy	5,738	12.98
1/10/2025	Buy	42,860	12.83
1/13/2025	Buy	5,574	12.76
1/16/2025	Buy	400	13.09
1/28/2025	Buy	2,000	13.22
1/29/2025	Buy	14,969	13.24
1/30/2025	Buy	19,788	13.32
1/31/2025	Buy	600	13.44
2/5/2025	Buy	200	13.52
2/6/2025	Buy	17,210	13.54
2/7/2025	Buy	52,568	13.59
2/10/2025	Buy	49,914	13.67
2/11/2025	Buy	72,110	13.65
2/12/2025	Buy	3,100	13.62
2/13/2025	Buy	21,370	13.70
2/14/2025	Buy	44,786	13.82
2/19/2025	Buy	77,650	13.74
2/20/2025	Buy	14,534	13.65
2/21/2025	Buy	65,632	13.62
2/24/2025	Buy	35,339	13.30